Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC Announces Fitch Investment Grade Rating

Marks Second Investment Grade Rating for Newly Listed BDC

PHILADELPHIA, April 30, 2014 – FS Investment Corporation (NYSE: FSIC) today announced that it has been assigned an investment grade credit rating of BBB- with a Stable Outlook by Fitch Ratings.

FSIC is a business development company (BDC) that primarily originates and invests in senior secured loans and other securities of private U.S. companies. It is managed by Franklin Square Capital Partners and sub-advised by an affiliate of GSO Capital Partners, the credit platform of Blackstone. Together, Franklin Square and GSO / Blackstone are the world’s largest manager of BDC assets, with over $10 billion in assets under management across their funds.

Among the factors supporting the Fitch rating were FSIC’s relationship with GSO / Blackstone, as well as the following rating drivers cited in the April 28th report: “low leverage, relatively low portfolio concentrations, strong asset quality, limited exposure to equity investments, consistent operating performance, investment portfolio liquidity [and] improved access to equity markets.”

“Fitch represents our second investment grade rating from a major agency in the last four weeks, the first being the BBB- with a positive outlook from S&P,” said Michael C. Forman, Chairman and CEO of FSIC.

The report also noted that the Stable Outlook for FSIC “reflects Fitch’s expectations for continued operating consistency, improved earnings yields, given the continued shift into less liquid direct originations, and the maintenance of good asset quality, modest leverage, and strong dividend coverage.”

For the full text of the Fitch rating, please see: http://www.businesswire.com/news/home/20140428006128/en/Fitch-Assigns-BBB—Rating-FS-Investment-Corp

About FS Investment Corporation

FS Investment Corporation (NYSE:FSIC) is a business development company sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC primarily originates and invests in senior secured loans and other securities of private U.S. companies, with the investment objective of generating current income and, to a lesser extent, long-term capital appreciation.

FSIC is managed by FB Income Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $66 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages five funds with over $10.3 billion in assets as of December 31, 2013.

For more information, please visit www.franklinsquare.com.

About Blackstone and GSO Capital Partners

Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO is the global credit platform of Blackstone. GSO, together with its affiliates, has approximately $66 billion of assets currently under management and is one of the largest credit-focused alternative managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of strategies including mezzanine, distressed investing leveraged loans and other special situation strategies. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, hedge fund solutions, secondary funds, and multi asset class exposures falling outside of other funds’ mandates. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operation of FSIC. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area and the price at which shares of common stock may trade on the New York Stock Exchange LLC. Some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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